Exhibit 99.2

FOR IMMEDIATE RELEASE

Western Wireless Announces Private Placement of $100 Million

Convertible Subordinated Notes

BELLEVUE, Wash. (June 6, 2003) – Western Wireless Corporation (NASDAQ: WWCA) announced today it has agreed to sell $100 million of Convertible Subordinated Notes due 2023. In addition, Western Wireless has granted the initial purchasers an option to purchase up to an additional $15 million principal amount of notes. The notes were offered to qualified institutional buyers as defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in accordance with Regulation S under the Securities Act. The sale of the notes is expected to close on June 11, 2003, subject to standard closing conditions. Western Wireless intends to use the net proceeds of the offering for working capital and general corporate purposes.

At the option of the holders, the notes are convertible at an initial conversion rate of 64.6998 shares of Western Wireless Corporation Class A common stock per $1,000 principal amount of notes, which represents a conversion price of $15.456 per share of Class A common stock. The notes will bear interest at a rate of 4.625% per year.

The notes being sold by Western Wireless and the Class A common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell these securities nor is it a solicitation of an offer to purchase these securities.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These risks include increased levels of competition, restrictions on the Company’s ability to finance its growth, any market changes that would significantly decrease consumer demand for wireless products, changes in technology, changes in, or failure to comply with, governmental regulations, general economic and business conditions, both nationally and in the regions in which Western Wireless operates, and other factors. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s public offering prospectuses and its periodic reports filed with the Securities and Exchange Commission. Given these factors, investors and analysts should not place undue reliance on forward-looking statements.

For further information contact:

Investment Community:	Media:
Steve Winslow	John Snyder
Western Wireless Corporation	Snyder Investor Relations
(800) 261-5960	(206) 262-0291
steve.winslow@wwireless.com	jsnyder@snyderir.com